September 15, 2010

Mr. Arthur D. DiBari

Dear Art:

This letter amends and supplements your March 11, 2008 offer letter. The parties agree as follows:

1. Effective August 5, 2010, your position is changed to Senior Vice President and Chief Operating Officer.

2.	Section 2 is deleted in its entirety and replaced with the following:

“Your base salary will be Three Hundred Twenty-Five Thousand Dollars ($325,000) on an annualized basis, payable bi-weekly. (This “base salary” is stated for convenience only and is not intended as an annual contract of employment.) Your base salary will be reviewed each year at the time when increases for executives of APAC are considered.”

3. Section 9 is deleted in its entirety and replaced with the following:

Except for (1.) your termination of employment in connection with a “change in control” as defined in the Employment Security Agreement referenced above, or (2.) your termination of employment by APAC “for cause” (Defined as “(i) gross misconduct or gross negligence in the performance of your employment duties; (ii) willful disobedience by you of the lawful directions received from the Company or from the person to whom you directly report or of established policies of the Company; or (iii) commission by you of a crime involving fraud or moral turpitude that can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company”), and provided you sign a then-current Waiver & Release Agreement, APAC will pay you severance equal to the monthly amount of your then-current base salary for the twelve (12) month period following such termination. Severance payments will be made in accordance with either this agreement or the prevailing change of control agreement, whichever is more advantageous to you; but in no event will severance payments be made under both agreements. Such payments will be made on APAC’s customary payroll dates in installment equal to your regular biweekly salary, less all applicable withholding taxes.

4. In connection with your service as Interim Chief Executive Officer, you shall receive a one-time lump spot bonus payment in the amount of $25,000, less withholding of all applicable.

5. All other terms of your March 11, 2008 offer letter, except those expressly modified herein, shall remain in full force and effect. This letter supersedes all oral negotiations and prior and contemporaneous writings with respect to the subject matter hereof. If there is any conflict between the terms, conditions and provisions of this letter and those of any other agreement, the terms, conditions and provisions of this letter shall prevail.

Sincerely,

APAC CUSTOMER SERVICES, INC.

/s/ Eric Tinch
Eric Tinch
Senior Vice President of Human Resources

ACCEPTED BY:

/s/ Art DiBari

Arthur D. DiBari

October 1, 2010
Date